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                                                               Exhibit 2.4
                           Washington Energy Company
                               815 Mercer Street
                               Seattle, WA 98109

                                                               August 1, 1995

Confidential

Puget Sound Power & Light Company
411-108th Avenue N.E.
Bellevue, WA 98004-5515

Ladies and Gentlemen:

         In connection with the evaluation by Washington Energy Company and Puget Sound Power & Light Co. of a possible strategic alliance, business combination or similar transaction between the two companies (the "Transaction"), each party (as the context requires, the "receiving party") would like to examine certain Confidential Information (as hereinafter defined) relating to the businesses of the other party and such other party's subsidiaries and other affiliates, as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (collectively referred to herein as "affiliates"), which Confidential Information may be furnished to the receiving party or its affiliates or Representatives (as hereinafter defined) by the other party (the "disclosing party") or the disclosing party's affiliates or Representatives. As used herein, "Confidential Information" means all data, reports, interpretations, forecasts and records (whether in written form, electronically stored or otherwise) containing or otherwise reflecting information concerning the disclosing party or its affiliates which is not available to the general public and which the disclosing party or any of its affiliates or any of their respective directors, officers, employees, agents or advisors, including without limitation legal counsel, financial advisors and accountants (all such persons being referred to herein as "Representatives") provides or has previously provided to the receiving party or to the receiving party's affiliates or Representatives at any time in connection with a possible Transaction, together with summaries, analyses, extracts, compilations, studies, personal notes or other documents or records, whether prepared by the receiving party or others, which contain or otherwise reflect such information.

         Notwithstanding the foregoing, the following information will not constitute "Confidential Information": (i) information that is or becomes generally available to the public other than as a result of a disclosure by the receiving party or any affiliate or Representative of the receiving party, (ii) information that was previously known or


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available to the receiving party or its affiliates or Representatives on a nonconfidential basis prior to its disclosure to the receiving party, its affiliates or Representatives by the disclosing party, its affiliates or Representatives, (iii) information that prior to its disclosure to the receiving party or its affiliates or Representatives by the disclosing party, its affiliates or Representatives became or becomes available to the receiving party on a nonconfidential basis from a source not known by the receiving party, its affiliates or its Representatives to be subject to any confidentiality agreement or other legal restriction on disclosing such information, or (iv) information that has been independently acquired or developed by the receiving party or its affiliates or Representatives without violating any of its obligations under this agreement. The term "person" as used in this agreement will be interpreted broadly to include any corporation, company, entity, partnership, group or individual.

         Except as otherwise provided herein, each party agrees that it and its affiliates and Representatives will utilize the other party's Confidential Information only in connection with the evaluation of a possible Transaction and not for any other purpose, and will hold such Confidential Information in strictest confidence. Each party hereto agrees that it will disclose such information only to such of its affiliates and Representatives as are assisting it in evaluating a possible Transaction and have a need to know such information in order to perform their duties in connection therewith. Each party will instruct each such affiliate or Representative of the confidential nature of such information and the exclusive purposes for which such information may be used. Each party agrees to be fully responsible for any breach of this agreement by any of its affiliates or Representatives.

         Except as herein provided, each party agrees that, without the prior written consent of the other party unless such party is advised by counsel that such party is legally required to make the disclosure referred to below in this paragraph (including pursuant to any regulation of or agreement with the New York Stock Exchange) and after using reasonable efforts to consult with the other party, such party and its Representatives and affiliates will not disclose to any person (i) that any investigation, discussions or negotiations are taking or have taken place concerning a possible Transaction, or (ii) that either party has requested or received Confidential Information, or any terms or other facts regarding the possible Transaction, including the status thereof.

         Except as herein provided, in the event that either party or its affiliates or Representatives are requested or required in the context of a litigation, governmental, judicial or regulatory investigation or other similar proceedings (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar process) to disclose any Confidential Information (or to disclose




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that any investigation, discussions or negotiations are taking or have taken place concerning the Transaction or that either party has requested or received Confidential Information concerning the other party), the party or its affiliate or its Representative so requested or required to make such disclosure will, to the extent legally permitted, provide the other party with prompt notice of each such request or requirement so that the other party may seek an appropriate protective order or other remedy or waive compliance with the provisions of this agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the party or affiliate or Representative so requested or required to make such disclosure is, in the written opinion of its counsel, legally required to make such disclosure, such party or affiliate or Representative may disclose without liability to the other party hereto only that portion of the Confidential Information (or information relating to the Transaction) which it is advised in writing by such counsel it is legally required to so disclose, and will use its best efforts to obtain assurance that confidential treatment will be accorded the information so disclosed.

         At the request of either party at any time, all Confidential Information provided by a disclosing party or its affiliates or Representatives will be returned to the disclosing party promptly by the receiving party and its affiliates and Representatives, without retention of any copies thereof, except that any portion of the Confidential Information that consists of summaries, analyses, extracts, compilations, studies, personal notes or other documents or records prepared by the receiving party or any of its affiliates or Representatives shall be destroyed upon the disclosing party's request (such destruction to be confirmed in writing), without retaining any copies thereof.

         Each party acknowledges that the other party makes no warranty or representation in relation to the information supplied by it or on its behalf, and shall have no liability to the other party resulting from the use thereof, except as may be provided in any definitive agreement relating to the Transaction and subject to such conditions and limitations as may be set forth therein. The parties agree that unless and until a definitive agreement between them with respect to a Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such a Transaction by it or any of its Representatives except, in the case of this letter, for the matters specifically agreed to herein.

         The parties agree that, for a period of two years from the date of this agreement, neither party nor any of its affiliates will, without the prior written consent of the other party: (i) acquire, offer to acquire or agree to acquire, directly or indirectly, by merger, tender offer, open market purchases or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the other party




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or any subsidiary thereof, or of any successor to or person in control of the other party, or any substantial portion of the assets of the other party or any subsidiary or division thereof or of any such successor or controlling person (other than purchases of assets in the ordinary course of the parties' respective businesses consistent with past practice); (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined by the rules of the Securities and Exchange Commission) with respect to voting securities of the other party, or seek to advise or influence any person with respect to the voting of such voting securities; (iii) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the other party; (iv) make, or in any way participate in, directly or indirectly, any other effort to seek or influence control over the Board of Directors, or management or policies, of the other party or seek to advise or influence any person or entity with respect thereto; (v) make any public announcement or disclose any plan, intention, proposal or arrangement inconsistent with the foregoing; (vi) take any action which might require such other party to make a public announcement regarding the possibility of a business combination; (vii) advise, assist or encourage any other person in connection with the foregoing; or (viii) request that the other party amend or waive any provision of this paragraph. Notwithstanding the foregoing, in the event any person or entity (other than a party or an affiliate) (a) acquires, or publicly announces a proposal to acquire, by tender offer, open market purchases, merger or otherwise, fifteen percent (15%) or more of the outstanding voting securities of a party, or (b) makes, or publicly announces a proposal to make, a solicitation of proxies with respect to election of directors of a party, or (c) publicly announces any other plan, intention, proposal or arrangement with respect to a business combination with a party, then the restrictions set forth in this paragraph shall no longer apply to the other party hereto.

         In addition, each party agrees that for a period of eighteen months from the date of this agreement, neither it nor any of its affiliates or Representatives will, directly or indirectly, unless and until authorized to do so in writing by the other party, solicit the employment of or hire any employees of the other party or its affiliates with whom the hiring party had contact or who became known to such party during the investigation of the Transaction, other than pursuant to any general advertisement for or solicitation of employees by either party or its affiliates.

         Each party also agrees that until the 60th calendar day after the date of this letter agreement, it will not, directly or indirectly, (i) make any proposal to, or solicit proposals from, or initiate discussions with, any person (other than the other party hereto) or its affiliates or Representatives regarding a possible business combination involving such party and such other person, or the purchase of voting securities of




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such party or its affiliates, or (ii) participate in discussions initiated by any other person regarding a possible business combination involving such party and any person other than the other party hereto, or the purchase of voting securities of such party or its affiliates, or furnish any such person or its affiliates or Representatives with nonpublic information concerning such party in order to enable it to evaluate a possible business combination involving, or the purchase of voting securities of, such party or its affiliates, unless in any such case such party has been advised by outside counsel that its board of directors has a fiduciary obligation under applicable law to take such action (in which case it will promptly advise the other party of, and keep the other party informed as to, the action it proposes to take, the material details thereof and the identity of the parties involved therewith). The provisions of this paragraph shall not restrict a party from engaging in financing transactions in the ordinary course of business in connection with its business operations.

         It is understood and agreed that the disclosing party would be irreparably injured by a breach of this agreement by the receiving party or its affiliates or Representatives, that money damages would not be a sufficient remedy for any such breach and that the disclosing party shall be entitled to equitable relief, including injunctive relief and specific performance, as a remedy for any such breach (which shall not be the exclusive remedy for breach of this agreement).

         This agreement shall inure to the benefit of and be binding upon each of the parties and their respective successors and assigns. It is further understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         This agreement shall constitute the entire agreement between the parties with regard to the subject matter hereof. No modification, amendment or waiver shall be binding unless set forth in a written amendment or waiver signed by each of the parties hereto.

         This agreement shall be for a term of two years (except for those provisions hereof that by their terms expire at an earlier date), and shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the choice of law or conflict of laws principles thereof.

         This agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement.



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         Please confirm your agreement with respect to the foregoing matters by signing and returning to us the enclosed copy of this letter, whereupon this letter will constitute a binding agreement between us with respect to the subject matter hereof.


                                          Very truly yours,

                                          WASHINGTON ENERGY COMPANY


                                          By: /s/ Robert J. Tomlinson
                                             -----------------------------------
                                              Name: Robert J. Tomlinson
                                              Title: Senior Vice President-Legal
                                                     and General Counsel


Confirmed and agreed
as of the date first written above:

PUGET SOUND POWER & LIGHT CO.

By: /s/ Donald E. Gaines
   --------------------------------
      Name:  Donald E. Gaines
      Title: Treasurer



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